2017 Connecticut Water Company
Deferred Compensation Plan

1.
ESTABLISHMENT OF PLAN. Connecticut Water Service, Inc. hereby adopts and establishes an unfunded deferred compensation plan for a select group of key management or highly compensated employees of the Company and its Affiliates which shall be known as the 2017 Connecticut Water Company Deferred Compensation Plan.

2.
PURPOSE OF PLAN. The purpose of the Plan is to provide a select group of management or highly compensated employees (within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA) of the Company and its Affiliates with benefits through the deferral of Base Salary and Incentive Compensation.

3.	DEFINITIONS.

3.1	“Acceleration Events” is defined in Section 9.1.

3.2
“Accounts” means the hypothetical bookkeeping accounts established in the name of each Participant and maintained by the Company to reflect the Participant’s interests under the Plan and includes any or all of the following: (a) a Base Salary Deferral Account; (b) an Incentive Deferral Account; and (c) a Discretionary Contribution Account.

3.3
“Affiliate” means any corporation, trade or business which is treated as a single employer with the Company under Code Sections 414(b) or 414(c) and any other entity designated by the Committee as an “Affiliate” for purposes of the Plan.

3.4	“Base Salary” means the annual rate of base pay paid by the Company or an Affiliate to or for the benefit of the Participant for services rendered in a given Plan Year.

3.5	“Base Salary Deferral Account” means a separate account maintained for each Participant to record the Base Salary Deferrals made to the Plan and all earnings and losses allocable thereto.

3.6	“Base Salary Deferrals” means deferrals of a Participant’s Base Salary for a given Plan Year.

3.7
“Beneficiary” means any person or entity, designated in accordance with Section 13, entitled to receive benefits which are payable upon or after a Participant’s death pursuant to the terms of the Plan.

3.8	“Board” means the Board of Directors of the Company, as constituted from time to time.

3.9	“Change in Control” means of a change in control under the following circumstances:

(a)
A public announcement shall be made or a report on Schedule 13D shall be filed with the Securities and Exchange Commission pursuant to Section 13(d) of the Exchange Act disclosing that any Person (as defined below), other than the Company or a Subsidiary or any employee benefit plan sponsored by the Company or a Subsidiary is the beneficial owner (as the term is defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of twenty percent (20%) or more of the total voting power represented by the Company’s then-outstanding voting common stock (calculated as provided in paragraph (d) of Rule 13d-3 under the Exchange Act in the case of rights to acquire voting common stock); or

(b)
Any Person, other than the Company or a Subsidiary or any employee benefit plan sponsored by the Company or a Subsidiary, shall purchase shares pursuant to a tender offer or exchange offer to acquire any voting common stock of the Company (or securities convertible into such voting common stock) for cash, securities or other consideration, provided that after consummation of the offer, the Person in question is the beneficial owner directly or indirectly, of twenty percent (20%) or more of the total voting power represented by the Company’s then-outstanding voting common stock (as calculated under clause (a), above); or

(c)
The consummation of a consolidation or merger of the Company in which the Company is not the continuing or surviving corporation (other than a consolidation or merger of the Company in which holders of the outstanding capital stock of the Company immediately prior to the consolidation or merger have the same proportionate ownership of the outstanding capital stock of the surviving corporation immediately after the consolidation or merger as immediately before), or pursuant to which the outstanding capital stock of the Company would be converted into cash, securities or other property; or

(d)	The complete liquidation or dissolution of the Company; or

(e)	The consummation of any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; or

(f)	The Incumbent Directors cease for any reason to constitute at least a majority of the Board; or

(g)	The Board of Directors, by a vote of a majority of all the Directors adopts a resolution to the effect that a Change in Control has occurred for purposes of the Plan.

3.10	“Code” means the U.S. Internal Revenue Code of 1986, as amended, or any successor statute, and the Treasury Regulations and other authoritative guidance issued thereunder.

3.11	“Committee” means a committee of the Board consisting of at least two members appointed by the Board to administer the Plan.

3.12	“Company” means Connecticut Water Service, Inc., a Connecticut corporation, or any successor thereto.

3.13	“Deferral Election” means an election by an Eligible Employee to make Base Salary Deferrals and/or Incentive Deferrals. A Participant shall make a new Deferral Election with respect to each Plan Year.

3.14	“Determination Date” means the first Valuation Date of the month that includes the Payment Event.

3.15	“Discretionary Contribution” means the amount the Company contributes to the Plan on behalf of a Participant pursuant to Section 5.

3.16
“Discretionary Contribution Account” means a separate account maintained for each Participant to record the Discretionary Contributions made to the Plan, plus all earnings and losses allocable thereto.

3.17	“Effective Date” means January 1, 2017.

3.18
“Election Form” means the notice or notices established from time to time by the Committee for making Deferral Elections under the Plan. The Election Form includes the amount or percentage of Base Salary Deferrals and/or Incentive Deferrals (subject to any minimum or maximum amounts established by the Committee and subject further to the Committee’s discretion to reduce any election before December 31 prior to the Plan Year to which such Election Form applies); the amount of Discretionary Contributions made by the Company, if any; the Payment Date(s); the form of payment (lump sum or installments); and the selected Investment Options. Each Election Form shall become irrevocable as of the last day of the applicable Election Period. Election Forms may be distributed and/or submitted in paper or electronic form, and in one or more parts, as established by the Committee in its sole discretion.

3.19
“Election Period” means the period established by the Committee with respect to each Plan Year during which Deferral Elections for such Plan Year must be made in accordance with the requirements of Code Section 409A, as follows:

(a)	General Rule. Except as provided in (b) below, the Election Period shall end no later than the last day of the Plan Year immediately preceding the Plan Year to which the Deferral Election relates.

(b)
Newly-Eligible Employees. The Election Period for newly-eligible Eligible Employees shall end no later than thirty (30) days after the Employee first becomes eligible to participate in the Plan and shall apply only with respect to compensation earned after the effective date of the Deferral Election. Any election by a newly-eligible Eligible Employee shall be made in accordance with Code Section 409A.

3.20	“Eligible Employee” means a management or highly compensated employee of the Company or its Affiliates who is selected by the Committee to participate in the Plan.

3.21	“Employee” means an employee of the Company or an Affiliate.

3.22	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

3.23	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

3.24	“FICA Amount” has the meaning set forth in Section 9.

3.25
“Incentive Compensation” means the portion of a Participant’s cash award under a long-term and/or short-term incentive program that the Company has identified as eligible for deferral under this Plan for a given Plan Year. Incentive Compensation eligible for deferral under this Plan does not include any award under the 2014 Performance Share Plan or any predecessor equity compensation plan of the Company.

3.26	“Incentive Deferral” means deferrals of a Participant’s Incentive Compensation granted in a given Plan Year.

3.27	“Incentive Deferral Account” means a separate account maintained for each Participant to record the Incentive Deferrals made to the Plan, plus all earnings and losses allocable thereto.

3.28
“Incumbent Directors” means those individuals who, on the Effective Date, constitute the Board, provided that any individual becoming a director subsequent to the Effective Date whose election or nomination for election to the Board was approved by a vote of at least two-thirds (2/3) of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director without objection to such nomination) shall be an Incumbent Director. No individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to Directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be an Incumbent Director.

3.29	“Investment Option” means an investment fund, index or vehicle selected by the Committee and made available to Participants for the deemed investment of their Accounts.

3.30
“Participant” means an Eligible Employee who elects to participate in the Plan by filing an Election Form in accordance with Section 5 and any former Eligible Employee who no longer makes Base Salary Deferrals or Incentive Deferrals or receives Discretionary Contributions but continues to be entitled to a benefit under the Plan.

3.31	“Payment Date” means a fixed date or dates selected by a Participant in his or her Election Form for the payment of all or a portion of such Participant’s Accounts.

3.32	“Payment Event” means (a) the fixed date or dates (if any) specified in the Participant’s Deferral Election, (b) a Participant’s Separation from Service, and (c) a Participant’s death.

3.33	“Plan” means this 2017 Connecticut Water Company Deferred Compensation Plan, as amended from time to time.

3.34	“Plan Year” means the twelve consecutive month period which begins on January 1 and ends on the following December 31.

3.35	“Separation from Service” has the meaning set forth in Code Section 409A(a)(2)(A)(i) and Treas. Reg. Section 1.409A-1(h) including the default presumptions thereunder.

3.36	“Specified Employee” has the meaning set forth in Code Section 409A(a)(2)(B)(i) and Treas. Reg. Section 1.409A-1(i).

3.37	“Specified Employee Payment Date” means the first payroll date of the seventh month following the Participant’s Separation from Service (or, if earlier, upon the date of the Participant’s death).

3.38	“State, Local and Foreign Tax Amount” has the meaning set forth in Section 9.

3.39	“Subsidiary” means any corporation or other entity, 50% or more of whose outstanding voting stock or general voting power is beneficially owned directly or indirectly by the Company.

3.40	“Valuation Date” means each business day of the Plan Year.

4.	ELIGIBILITY; PARTICIPATION.

4.1	Requirements for Participation.

(a)
Annual Participation. Before the beginning of each Plan Year, the Committee shall select those Employees who shall be Eligible Employees for such Plan Year. Any Eligible Employee may participate in the Plan commencing as of the January 1 occurring after the date on which he or she becomes an Eligible Employee. No employee or other person shall have any claim or right to be an Eligible Employee under the Plan or, having been selected to be an Eligible Employee in one Plan Year, to be selected as an Eligible Employee in any other Plan Year.

(b)
New Hires. The Committee shall determine whether a newly hired Employee is an Eligible Employee at hire. A newly-hired Eligible Employee may participate in the Plan immediately upon submitting an Election Form in the time and manner prescribed by the Committee, and in no event later than 30 days following the date he or she becomes an Eligible Employee.

4.2
Election to Participate; Benefits of Participation. An Eligible Employee may become a Participant in the Plan by making a Deferral Election in accordance with Section 5. A newly-hired Eligible Employee may elect only Base Salary Deferrals in the Plan Year in which she or he is hired, and only with respect to Base Salary earned after the date the Eligible Employee submits an Election Form. An Eligible Employee may become eligible for Discretionary Contributions at the Committee’s sole discretion.

4.3
Cessation of Participation. If a Participant ceases to be an Eligible Employee for a Plan Year, then any Deferral Elections already made shall remain in force. Such Participant’s Accounts shall continue to be credited with earnings and losses until the applicable Determination Date.

5.	ELECTION PROCEDURES.

5.1
Deferral Election. An Eligible Employee may elect to make Base Salary Deferrals and/or Incentive Deferrals by completing an Election Form and filing it with the Committee during the Election Period. An Election Notice shall become irrevocable at the end of the Election Period. The Election Form for each Plan Year must specify:

(a)
The amount or percentage of Base Salary Deferrals and/or Incentive Deferrals, in increments of 1% (subject to any minimum and maximum amounts established by the Committee on an individual or Plan-wide basis);

(b)	The Payment Date(s) for each of the Participant’s Base Salary Deferrals and Incentive Deferrals attributable to that Plan Year (subject to the provisions of the Plan);

(c)	The form of payment for each of the Participant’s Base Salary Deferrals and Incentive Deferrals attributable to that Plan Year (lump sum or up to 10 equal annual installments); and

(d)
The percentage or amount of each of the Participant’s Base Salary Deferrals, Incentive Deferrals, and Discretionary Contributions attributable to that Plan Year to be allocated to each Investment Option available under the Plan.

5.2
Base Salary Deferrals. Subject to any minimum or maximum amount established by the Committee on an individual or Plan-wide basis for a Plan Year, a Participant may elect to defer up to fifty percent (50%) of the Participant’s Base Salary to be earned in any Plan Year by making a Deferral Election in accordance with this Section 5. Base Salary Deferrals shall be credited to a Participant’s Base Salary Deferral Account as of the date the Base Salary otherwise would have been paid. The Committee reserves the right, in its sole discretion, to reduce a Participant’s Base Salary Deferral election before the end of the Election Period.

5.3
Incentive Deferrals. Subject to any minimum or maximum amount established by the Committee on an individual or Plan-wide basis for a Plan Year, a Participant may elect to defer up to one hundred percent (100%) of the Participant’s Incentive Compensation to be granted in any Plan Year by making a Deferral Election in accordance with this Section 5. Incentive Deferrals shall be credited to the Participant’s Incentive Deferral Account as of the date the Incentive Compensation vests in accordance with the applicable Incentive Compensation award. The Committee reserves the right, in its sole discretion, to reduce a Participant’s Incentive Deferral election before the end of the Election Period.

5.4
Discretionary Contributions. The Company may, but is not required to, make a Discretionary Contribution to the Plan on behalf of a Participant in such amount and subject to such terms as the Committee shall determine at the time of the award in its sole discretion. The terms of any Discretionary Contributions need not be uniform among Participants. Any Discretionary Contribution shall be credited to the Participant’s Discretionary Contribution Account upon grant, subject to vesting in accordance with this Plan. The Company is under no obligation to make a Discretionary Contribution for any Participant in any Plan Year.

6.	ACCOUNTS AND INVESTMENT OPTIONS.

6.1	Establishment of Accounts. The Company shall establish and maintain Accounts on behalf of any Participant as deemed necessary by the Committee for administrative purposes.

6.2
Investment Options. The Committee shall select the Investment Options to be made available to Participants for the deemed investment of their Accounts under the Plan. The Committee may change, discontinue, or add to the Investment Options made available under the Plan at any time in its sole discretion. A Participant must select the Investment Options for his or her Accounts in the Participant’s Election Form and may make changes to his or her selections in accordance with procedures established by the Committee. If the Participant fails to select Investment Options for his or her Accounts, the Committee may apply a default Investment Option to the Participant’s Accounts (including no Investment Option), in its sole discretion.

6.3
Investment Earnings and Losses. The Accounts shall be adjusted for earnings or losses based on the performance of the Investment Options selected by the Participant. Earnings and losses shall be computed on each Valuation Date.

6.4
Nature of Accounts. Accounts are not actually invested in the Investment Options available under the Plan and Participants do not have any real or beneficial ownership in any Investment Option. A Participant’s Accounts are notional accounts, solely a device for the measurement and determination of the amounts to be paid to the Participant pursuant to the Plan, and shall not constitute or be treated as a trust fund of any kind.

6.5
Statements. Each Participant shall be provided with statements setting out the amounts in his or her Accounts which shall be available online and may be delivered at such intervals determined by the Committee.

7.	VESTING.

7.1	Vesting of Base Salary Deferrals. Participants shall be fully vested at all times in their Base Salary Deferrals and any earnings thereon when credited to the Base Salary Deferral Account.

7.2
Vesting of Incentive Deferrals. Participants shall be vested in their Incentive Compensation in accordance with the terms of the applicable Incentive Compensation award. Incentive Deferrals shall be credited to the Participant’s Incentive Deferral Account as of the date the Incentive Compensation vests under the terms of the Incentive Compensation award. The Participant shall be fully vested at all times in his or her Incentive Deferrals and any earnings thereon after the Incentive Deferrals are credited to the Incentive Deferral Account. The Committee reserves the right to accelerate vesting of any Incentive Deferrals in its sole discretion, including but not limited to, upon the Participant’s death, disability, or a Change in Control.

7.3
Vesting of Discretionary Contributions. Participants shall become fully vested in any Discretionary Contributions and any earnings thereon on the third anniversary of the date of grant. The Committee reserves the right to accelerate vesting of any Discretionary Contributions in its sole discretion, including but not limited to upon the Participant’s death, disability, or a Change in Control.

8.	PAYMENT OF PARTICIPANT ACCOUNTS.

8.1	Timing of Payments.

(a)	In General. Except as otherwise provided in this Section, payments shall be made or commence as follows:

(i)	If the Payment Event is the Participant’s Separation from Service or death, payment shall be made within 90 days of such Payment Event, subject to any delay described below for Specified Employees.

(ii)	If the Payment Event is a Payment Date(s) selected by the Participant on the Election Form, payment shall be made or commence on the Payment Date(s) selected by the Participant.

(b)
Base Salary Deferrals and Incentive Deferrals. Payment of a Participant’s Base Salary Deferral Account and vested Incentive Deferral Account shall be made (or commence, in the case of installments) on the earliest to occur of the following Payment Events:

(i)	The fixed date or dates (if any) specified in the Participant’s Deferral Election, provided that:

(A)	The Participant must select from among the available date(s) designated by the Committee and set forth in the Election Form;

(B)
With respect to the Participant’s Incentive Deferral Account, the selected date(s) must be no earlier than the month of July that is two (2) years following the final vesting date of the applicable Incentive Compensation award.

(ii)	The Participant’s Separation from Service, subject to any delay described below for Specified Employees; and

(iii)	The Participant’s death.

(c)	Discretionary Contributions. Payment of a Participant’s Discretionary Contribution Account shall be made on the earlier to occur of the following events:

(i)	The Participant’s Separation from Service, subject to any delay described below for Specified Employees; and

(ii)	The Participant’s death.

(d)
Timing of Payments to Specified Employees. Notwithstanding anything in the Plan to the contrary, if a Participant is a Specified Employee as of the date of his or her Separation from Service, then no distribution of such Participant’s Accounts shall be made upon the Participant’s Separation from Service until the Specified Employee Payment Date. Any payments to which a Specified Employee otherwise would have been entitled under the Plan during the period between the Participant’s Separation from Service and the Specified Employee Payment Date shall be accumulated and paid in a lump sum payment on the Specified Employee Payment Date.

8.2	Form of Payment.

(a)
Base Salary Deferrals and Incentive Deferrals. Each Participant shall specify in his or her Election Form the form of payment (lump sum or installments) for amounts in his or her Base Salary Deferral Account and Incentive Deferral Account to which the Election Form applies, subject to the following limitations:

(i)
If the Participant elects to have amounts paid in installments, the Participant must select from among the permissible installment schedules selected by the Committee and set forth in the Election Form. In no event may the Participant select more than 10 equal, consecutive, annual installments, to be made in July of each year. In the absence of a valid election with respect to form of payment, amounts will be paid in a single lump sum.

(ii)	If payment is made upon a Participant’s Separation from Service, the following forms of payment shall apply:

(A)
If the Separation from Service occurs before the date the Participant reaches age 55, or if the Participant did not validly elect a form of payment at the time of deferral, payment shall be made in a lump sum.

(B)	If the Separation from Service occurs on or after the date the Participant reaches age 55, payment shall be made in the form selected by the Participant at the time of deferral (if any).

(iii)	If payment is made upon a Participant’s death, payment shall be made in a lump sum.

(b)	Discretionary Contributions. A Participant’s Discretionary Contribution Account shall be paid in a lump sum.

8.3
Medium of Payment. Any payment from a Participant’s Accounts shall be made in cash. In no event shall payment be made in the form of shares of the Company’s common stock or other securities (whether pursuant to the Company’s 2014 Performance Stock Program or otherwise).

8.4	Timing of Valuation. The value of a Participant’s Accounts, including any earnings and losses, on the Payment Date shall be determined as of the applicable Determination Date.

8.5	Forfeiture of Accounts

(a)
Unvested Accounts. Unless otherwise determined by the Committee, a Participant’s unvested Incentive Deferrals and unvested Discretionary Contributions shall be forfeited upon the occurrence of a Payment Event.

(b)
Clawback Provision. Notwithstanding any provision in the Plan to the contrary, any “incentive-based compensation” within the meaning of Section 10D of the Exchange Act will be subject to clawback by the Company in the manner required by Section 10D(b)(2) of the Exchange Act, as determined by the applicable rules and regulations promulgated thereunder from time to time by the Securities and Exchange Commission and by any national securities exchange on which the Company’s stock trades.

(c)
Forfeiture Events. The Company may specify on an Election Form or a Discretionary Contribution award that the Participant’s rights, payments and benefits with respect to Incentive Deferrals or Discretionary Deferrals shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain events, in addition to applicable vesting conditions. Such events may include, without limitation, breach of non-competition, non-solicitation, confidentiality, or other restrictive covenants that are contained in the Election Form or Discretionary Contribution award or otherwise applicable to a Participant, a termination of the Participant’s employment or service for cause, or other conduct by the Participant that is detrimental to the business or reputation of the Company and/or its Subsidiaries.

9.	ACCELERATION EVENTS.

9.1
Permissible Acceleration Events. Notwithstanding anything in the Plan to the contrary, the Committee, in its sole discretion, may accelerate payment of all or a portion of a Participant’s vested Accounts upon the occurrence of any of the events (“Acceleration Events”) set forth in this Section. The Committee’s determination of whether payment may be accelerated in accordance with this Section shall be made in accordance with Treas. Reg. Section 1.409A-3(j)(4).

(a)
Limited Cashouts. The Committee may accelerate payment of a Participant’s vested Accounts to the extent that (i) the aggregate amount in the Participant’s Accounts does not exceed the applicable dollar amount under Section 402(g)(1)(B) of the Code, (ii) the payment results in the termination of the Participant’s entire interest in the Plan and any plans that are aggregated with the Plan pursuant to Treas. Reg. Section 1.409A‑1(c)(2), and (iii) the Committee’s decision to cash out the Participant’s Accounts is evidenced in writing no later than the date of payment.

(b)
Payment of Employment Taxes. The Committee may accelerate payment of all or a portion of a Participant’s vested Accounts (i) to pay the Federal Insurance Contributions Act (FICA) tax imposed under Code Sections 3010, 3121(a) and 3121(v)(2) (the “FICA Amount”), or (ii) to pay the income tax at source on wages imposed under Code Section 3401 or the corresponding withholding provisions of applicable state, local or foreign tax laws as a result of the payment of the FICA Amount and the additional income tax at source on wages attributable to the pyramiding Code Section 3401 wages and taxes; provided, however, that the total payment under this Section shall not exceed the FICA Amount and the income tax withholding related to the FICA Amount.

(c)
Payment Upon Income Inclusion. The Committee may accelerate payment of all or a portion of a Participant’s vested Accounts to the extent that the Plan fails to meet the requirements of Code Section 409A; provided that, the amount accelerated shall not exceed the amount required to be included in income as a result of the failure to comply with Code Section 409A.

(d)	Payment of State, Local or Foreign Taxes. The Committee may accelerate payment of all or a portion of a Participant’s vested Accounts for:

(i)
The payment of state, local or foreign tax obligations arising from participation in the Plan that relate to an amount deferred under the Plan before the amount is paid or made available to the Participant (the “State, Local and Foreign Tax Amount”); provided, however, the accelerated payment amount shall not exceed the taxes due as a result of participation in the Plan, and/or

(ii)
The payment of income tax at source on wages imposed under Code Section 3401 as a result of such payment and the payment of the additional income tax at source on wages imposed under Code Section 3401 attributable to the additional Code Section 3401 wages and taxes; provided however, the accelerated payment amount shall not exceed the aggregate of the State, Local and Foreign Tax Amount and the income tax withholding related to such amount.

10.
CODE SECTION 162(m). If the Committee reasonably anticipates that if a payment were made as scheduled under the Plan it would result in a loss of the Company’s tax deduction due to the application of Code Section 162(m), such payment can be delayed and paid (a) during the Participant’s first taxable year in which the Committee reasonably anticipates that the Company’s tax deduction will not be limited or eliminated by the application of Code Section 162(m) or (b) subject to any required delay in payment to a Specified Employee, during the period beginning with the Participant’s Separation from Service and ending on the later of the last day of the Company’s taxable year in which the Participant Separates from Service or the 15th day of the third month following the Participant’s Separation from Service. Notwithstanding the foregoing, no payment under the Plan may be deferred in accordance with this Section unless all scheduled payments to the Participant that could be delayed in accordance with Treas. Reg. Section 1.409A-2(b)(7)(i) are also delayed.

11.	PLAN ADMINISTRATION.

11.1	Administration by Committee. The Plan shall be administered by the Committee which shall have the authority to:

(a)	Construe and interpret the Plan and apply its provisions;

(b)	Promulgate, amend and rescind rules and regulations relating to the administration of the Plan;

(c)	Authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;

(d)	Determine minimum or maximum amounts that Participants may elect to defer under the Plan;

(e)
Select the Investment Options that will be available for the deemed investment of Accounts under the Plan and establish procedures for permitting Participants to change their selected Investment Options;

(f)	Select, subject to the limitations set forth in the Plan, those Employees who shall be Eligible Employees;

(g)	Calculate deemed investment earnings and losses;

(h)	Interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument, Election Form or agreement relating to the Plan; and

(i)	Exercise discretion to make any and all other determinations which it determines to be necessary or advisable for the administration of the Plan.

11.2
Non-Uniform Treatment. The Committee’s determinations under the Plan need not be uniform and any such determinations may be made selectively among Participants. Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations with regard to: (a) the terms or conditions of any Elective Deferral; or (b) the availability of Investment Options.

11.3
Committee Decisions Final. Subject to the claims procedures in Section 14, all decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on the Company and the Participants, unless such decisions are determined by a court having jurisdiction to be arbitrary and capricious.

11.4
Indemnification. No member of the Committee or any designee shall be liable for any action, failure to act, determination or interpretation made in good faith with respect to the Plan except for any liability arising from his or her own willful malfeasance, gross negligence or reckless disregard of his or her duties.

12.	AMENDMENT AND TERMINATION.

12.1
The Board may, at any time, and in its discretion, alter, amend, modify, suspend or terminate the Plan or any portion thereof; provided, however, that no such amendment, modification, suspension or termination shall, without the consent of a Participant, adversely affect such Participant’s rights with respect to amounts credited to or accrued in his or her Accounts and provided, further, that, no payment of benefits shall occur upon termination of the Plan unless the requirements of Code Section 409A have been met.

13.	MISCELLANEOUS.

13.1
No Employment or Other Service Rights. Nothing in the Plan or any instrument executed pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate or interfere in any way with the right of the Company or any Affiliate to terminate the Participant’s employment or service at any time with or without notice and with or without cause.

13.2
Tax Withholding. The Company and its Affiliates shall have the right to deduct from any amounts otherwise payable under the Plan any federal, state, local, or other applicable taxes required to be withheld.

13.3
Governing Law. The Plan shall be administered, construed and governed in all respects under and by the laws of Connecticut, without reference to the principles of conflicts of law (except and to the extent preempted by applicable Federal law).

13.4
Code Section 409A. It is generally intended that compensation paid or delivered to the Participants (or their beneficiaries) pursuant to the Plan is paid in compliance with Code Section 409A. However, the Company does not warrant that all compensation paid or delivered to him or her will be exempt from, or paid in compliance with, Code Section 409A. The Participants understand and, for themselves and their beneficiaries agree, that they bear the entire risk of any adverse federal, state or local tax consequences and penalty taxes which may result from payment of compensation under this Plan on a basis contrary to the provisions of Code Section 409A or comparable provisions of any applicable state or local income tax laws. For the purposes of determining when amounts otherwise payable on account of a Participant’s termination of employment under this Plan will be paid, which amounts become due because of a Participant’s termination of employment, “termination of employment” or words of similar import, as used in this Plan, shall be construed as the date that the Participant first incurs a “separation from service” for purposes of Code Section 409A on or following termination of employment. For purposes of Code Section 409A, each payment made under this Plan shall be a “separate payment.”

13.5
General Assets/Trust. All amounts provided under the Plan shall be paid from the general assets of the Company and no separate fund shall be established to secure payment. Notwithstanding the foregoing, the Company may, but need not, establish a rabbi trust to assist it in funding any Plan obligations. The assets of any such rabbi trust established for the Plan shall at all times be subject to the claims of the Company’s general creditors.

13.6
No Warranties. Neither the Company nor the Committee warrants or represents that the value of any Participant’s Accounts will increase. Each Participant assumes the risk in connection with the deemed investment of his or her Accounts.

13.7
Beneficiary Designation. Each Participant under the Plan may from time to time name any beneficiary or beneficiaries to receive the Participant’s interest in the Plan in the event of the Participant’s death. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee and shall be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. If a Participant fails to designate a beneficiary, then the Participant’s designated beneficiary shall be deemed to be the Participant’s estate.

13.8
No Assignment. The rights of a Participant and any beneficiary or beneficiaries under this Agreement are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or the Participant’s beneficiary or beneficiaries. Neither the Participant nor any beneficiary or beneficiaries under this Plan shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber any of the benefits payable hereunder nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance of the Participant, or any beneficiary or beneficiaries, nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. In the event the Participant or any beneficiary or beneficiaries attempt assignment, commutation, hypothecation, transfer or disposal of the benefits hereunder, such attempt shall be ineffective and shall not be given effect.

13.9	Expenses. The costs of administering the Plan shall be paid by the Company.

13.10
Severability. If any provision of the Plan is held to be invalid, illegal or unenforceable, whether in whole or in part, such provision shall be deemed modified to the extent of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected.

13.11	Headings and Subheadings. Headings and subheadings in the Plan are for convenience only and are not to be considered in the construction of the provisions hereof.

13.12
Unfunded Arrangement. For purposes of ERISA, this Plan is an “unfunded” arrangement (within the meaning of Sections 201, 301 and 401 of ERISA) that is maintained primarily to provide deferred compensation benefits for the Participants, who are members of a select group of management or highly compensated employees of the Company and its Affiliates. It is the intention of the Company that this Plan be unfunded for tax purposes and for purposes of Title I of ERISA.

14.	CLAIMS PROCEDURES.

14.1
Filing a Claim. Any Participant or other person claiming an interest in the Plan may file a claim in writing with the Committee. The Committee shall review the claim itself or appoint an individual or entity to review the claim.

14.2
Claim Decision. The claimant shall be notified within ninety (90) days after the claim is filed whether the claim is approved or denied, unless the Committee determines that special circumstances beyond the control of the Plan require an extension of time, in which case the Committee may have up to an additional ninety (90) days to process the claim. If the Committee determines that an extension of time for processing is required, the Committee shall furnish written or electronic notice of the extension to the claimant before the end of the initial ninety (90) day period. Any notice of extension shall describe the special circumstances necessitating the additional time and the date by which the Committee expects to render its decision.

14.3	Notice of Denial. If the Committee denies the claim, it must provide to the claimant, in writing or by electronic communication, a notice which includes:

(a)	The specific reason(s) for the denial;

(b)	Specific reference to the pertinent Plan provisions on which such denial is based;

(c)	A description of any additional material or information necessary for the claimant to perfect his or her claim and an explanation of why such material or information is necessary;

(d)
A description of the Plan’s appeal procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following a denial of the claim on appeal; and

(e)	If an internal rule was relied on to make the decision, either a copy of the internal rule or a statement that this information is available at no charge upon request.

14.4
Appeal Procedures. A request for appeal of a denied claim must be made in writing to the Committee within sixty (60) days after receiving notice of denial. The decision on appeal will be made within sixty (60) days after the Committee’s receipt of a request for appeal, unless special circumstances require an extension of time for processing, in which case a decision will be rendered not later than one hundred twenty (120) days after receipt of a request for appeal. A notice of such an extension must be provided to the claimant within the initial sixty (60) day period and must explain the special circumstances and provide an expected date of decision. The reviewer shall afford the claimant an opportunity to review and receive, without charge, all relevant documents, information and records and to submit issues and comments in writing to the Committee. The reviewer shall take into account all comments, documents, records and other information submitted by the claimant relating to the claim regardless of whether the information was submitted or considered in the initial benefit determination.

14.5	Notice of Decision on Appeal. If the Committee denies the appeal, it must provide to the claimant, in writing or by electronic communication, a notice which includes:

(a)	The specific reason(s) for the denial;

(b)	Specific references to the pertinent Plan provisions on which such denial is based;

(c)	A statement that the claimant may receive on request all relevant records at no charge;

(d)	A description of the Plan’s voluntary procedures and deadlines, if any;

(e)	A statement of the claimant’s right to sue under Section 502(a) of ERISA; and

(f)	If an internal rule was relied on to make the decision, either a copy of the internal rule or a statement that this information is available at no charge upon request.

14.6
Claims Procedures Mandatory. The internal claims procedures set forth in this Section are mandatory. If a claimant fails to follow these claims procedures, or to timely file a request for appeal in accordance with this Section, the denial of the Claim shall become final and binding on all persons for all purposes.

IN WITNESS WHEREOF, Connecticut Water Service, Inc. has adopted this Plan as of the Effective Date written above.
CONNECTICUT WATER SERVICE, INC.

By: /s/ Kristen A. Jonhson
Its: VP, HR and Corporate Secretary